Exhibit 99.2

Innovaro Announces Revised Series A Warrant Term for Registered Direct Offering

Clarifies Operation of Series B Warrant

Tampa, FL – (Business Wire) –July 9, 2010 – UTEK Corporation, doing business as Innovaro (NYSE Amex: INV), announced today that it entered into an amendment that increases the exercise price from $3.43 per share to $3.49 per share of the Series A warrants to acquire common stock that it will issue in connection with the anticipated closing of a previously announced registered offering.

Innovaro also clarified that the Series B warrants, to purchase up to 893,519 shares of common stock, to be issued in the registered offering will become initially exercisable on the 60 day and 120 day anniversary dates of their issuance if, and only if, 90% of the average of the weighted average price of its common stock during the 10 trading days preceding such anniversary dates is less than the $2.565 per share purchase price of the common stock to be issued in the registered offering. After the 120 day period, if the price of the common stock is above this market price threshold on both of these measurement dates, then the Series B warrants will expire worthless.

The shares of common stock and warrants were offered pursuant to the Company’s effective shelf registration statement previously filed with the SEC. Additional information and details with respect to the offering will be included in a prospectus supplement that the Company will file with the SEC. The registration statement and prospectus supplement may be obtained from the SEC’s website at www.sec.gov or from the Company by contacting Investor Relations at 813-754-4330 x247.

This press release does not constitute an offer to sell, nor is it a solicitation of an offer to buy any securities, nor shall there be any sale of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.

About Innovaro

UTEK Corporation, doing business as Innovaro, is a comprehensive end-to-end innovation solution provider. With fully scalable solutions, whether for a global 1000 company or small R&D lab or university scientist, we help our clients create breakthrough innovation, realize latent value in their IP and accelerate their innovations to market. Leading companies trust us to create profitable growth, new revenue streams, enduring capabilities and lasting value through innovation. For more information about us, please visit our website at www.innovaro.com.

Forward-Looking Statements

Certain matters discussed in this press release are “forward-looking statements.” These forward looking statements can generally be identified as such because the context of the statement will include words such as “expects,” “should,” “believes,” “anticipates” or words of similar import. Certain factors could cause actual results to differ materially from those projected in these forward looking statements and some of these factors are identified in the Company’s Form 10-K for the year ended December 31, 2009, and other filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Innovaro

Terresa Zimmerman

media@innovaro.com

813-754-4330 x247